Exhibit 99(b)(3)

                                               [LOGO]
                          GENERAL BEARING CORPORATION

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                               FINANCING PROPOSAL

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                                  Presented by

                          KeyBank National Association

                                     [LOGO]

                                  May 24, 2004

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General Bearing Corporation                                     Transaction Team
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Borrower:                       General Bearing Corporation or GBC Acquisition
                                Corp. (the "Company").

Guarantors:                     All existing and future domestic subsidiaries of
                                the Borrower.

Total Facility Amount:          Up to $27,000,000. KeyBank intends to hold the
                                entire amount of the proposed Facilities, but reserves the right to assign or participate a portion of the Facilities.

Facility A :                    Up to a $21,000,000 Three (3) Year, Secured
                                Revolving Credit Facility (the "Revolving
                                Facility").

Facility B:                     Up to a $6,000,000 Five (5) Year, Term Loan (the
                                "Term Loan").

Purpose: Facility A; To support working capital financing needs

                                Facility B; To finance the repurchase of the Company's publicly owned stock and the expenses associated with the transaction (the "Going-Private Transaction").

Lender:                         KeyBank National Association ("KeyBank")

Maturity and Amortization:      Facility A shall be on an interest-only basis,
                                with principal due in full at maturity. The
                                Facility shall mature three (3) years after the date of closing (the "Closing").

                                Facility B shall be paid in quarterly principal installments of $300,000.00 based on a five (5) year amortization plus accrued interest. Facility B shall mature five (5) years after the date of closing (the "Closing").

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General Bearing Corporation                                     Transaction Team
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Availability:                   Facility A: Provided no Event of Default exists,
                                the Borrower will be able to borrow, repay and reborrow up to the lesser of: (i) the Facility A amount or (ii) the amount available under the Facility A's monthly borrowing base formula, if required.

                                Facility B: Will be fully funded at Closing and the Borrower will not be able to reborrow any principal that has be repaid.

Borrowing Base:                 Upon Closing, Facility A will be governed by a
                                monthly borrowing base requirement based upon eligible accounts receivable, eligible inventory and a $2,500,000 reserve requirement. It is expected that the advance rates will be consistent with those currently detailed in the existing credit agreement dated December 20, 1999, and as amended. However, advance Rates and eligibility will ultimately be subject to due diligence by Lender, including receipt and satisfactory review of a Field Examination. The reserve requirement will be reduced quarterly based on the principal payments applied towards
                                Facility B.

                                The borrowing base requirement will be
                                eliminated upon receipt of the 6/30/05 financial statements, provided that: 1.) the Borrower is in compliance with all of its financial covenants on an ongoing basis, 2.) the Consolidated Funded Debt Ratio is less than 2.75x (based upon the average outstandings under Facility A as of two consecutive fiscal quarter ends), and 3.) the balance under Facility B is less than $3,000,000. The borrowing base requirement will be reinstated following any instance in which the Consolidated Funded Debt Ratio exceeds 3.00x.

Field Examination:              A field examination of the Borrower's accounts
                                receivable and inventory will be required by the Lender prior to Closing. The field examination will ultimately aid in determining the final terms of the borrowing base, including, but not limited to advance rates and asset eligibility.
                                The determination of the field examiner will be made by the Lender, however the Borrower will be responsible for the expense associated with the field examination.

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General Bearing Corporation                                     Transaction Team
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Limited Personal Guarantees:    Joint and several personal guarantees will be
                                required by Seymour Gussack and David Gussak on Facility A and Facility B. The guarantees will be limited to $6,000,000. The joint and several personal guarantees will be eliminated upon receipt of the 12/31/05 fiscal year end audit, provided that: 1.) the Borrower is in compliance with all of its financial covenants on an ongoing basis, 2.) the Consolidated Funded Debt Ratio is less than 2.75x, and 3.) the balance under Facility B is less than $3,000,000.

Security:                       The Facilities shall be secured by a first
                                perfected security interest in all domestic personal property, all tangible and intangible assets, including, but not limited to, accounts receivable, inventory, machinery and equipment, patents, licenses, royalty agreements, trade names, contract rights, etc. Pledge of 100% of the stock of all significant domestic subsidiaries. Permitted interest rate and additional foreign exchange protection with the Lenders shall be secured pari-passu with the Facility.

Borrowing Rates:                Base Rate or One, Two, Three or Six month LIBOR
                                plus the Applicable Margin.

                                Base Rate shall mean a rate per annum equal to the greater of (a) the KeyBank National Association Prime Rate or (b) one-half of one percent in excess of the Federal Funds Effective Rate.

Applicable Margin:              The Applicable Margin and Commitment Fee will be
                                determined quarterly based upon the Borrower's
                                Consolidated Funded Debt Ratio for the most recent rolling four quarters as indicated in the grids below for each of the Facilities. Upon
                                Closing, the Applicable Margin will be set at Level I until the Lender receives the 6/30/04 covenant compliance certificate.

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General Bearing Corporation                                     Transaction Team
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
                                Facility A:
                                ----------------------------------------------------------------------------------------------------
                                                     Consolidated                  LIBOR Margin          Base Rate       Commitment
                                    Level          Funded Debt Ratio                  (bps)             Margin (bps)      Fee (bps)
                                ----------------------------------------------------------------------------------------------------
                                      I                  > 4.00x                       275                   175             37.5
                                     II               <= 4.00x but
                                                         > 3.50x                       225                   100             37.5
                                     III              <= 3.50x but
                                                         > 3.00x                       200                    75             37.5
                                     IV                 <= 3.00x                       175                    50             37.5
                                ----------------------------------------------------------------------------------------------------

                                Facility B:
                                ------------------------------------------------------------------------------------
                                                     Consolidated                  LIBOR Margin          Base Rate
                                    Level          Funded Debt Ratio                  (bps)             Margin (bps)
                                ------------------------------------------------------------------------------------
                                      I                  > 4.00x                       400                   275
                                     II               <= 4.00x but
                                                         > 3.50x                       325                   200
                                     III              <= 3.50x but
                                                         > 3.00x                       300                   175
                                     IV                 <= 3.00x                       275                   150
                                ------------------------------------------------------------------------------------

Fees: Commitment Fee: A Commitment Fee calculated on the average daily unused portion of Facility A, payable quarterly in arrears commencing upon closing. The Commitment Fee shall be determined by the Borrower's Consolidated Funded Debt Ratio based on the pricing grid above. The Commitment Fee will be calculated on a 360-day basis

                                Upfront Fee: An Upfront Fee of $50,000 shall be payable to the Lender at closing.

Banking & Depository
Relationship:                   Traditional banking services with KeyBank shall
                                be required.

Interest Payment Dates:         For Base Rate borrowings the Interest Payment
                                Dates shall be quarterly.

                                For LIBOR borrowings the Interest Payment Dates shall be at the end of an Interest Period but in no case more than ninety (90) days.

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General Bearing Corporation                                     Transaction Team
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Representations and
Warranties:                     Customary for transactions of this nature.

Financial Reporting:            The Borrower will provide to the Lender:

                                o  Quarterly (unaudited) consolidated and
                                   consolidating financial statements on the
                                   Borrower and its domestic subsidiaries within 45 days of the end of each quarterly period.
                                o Quarterly covenant compliance certificate within 45 days of the end of each quarterly period certified by the Chief Financial Officer of the Borrower.
                                o  Annual Financial Statements:
                                   i. Annual audited consolidated financial
                                      statements with a consolidating schedule for the domestic operations and a compliance certificate within 90 days of the end of each fiscal year, certified by the Chief Financial Officer of the General Bearing Corp. as to compliance and to no-default. The audited financial statements of the Borrower shall be prepared in accordance with U.S. GAAP with the exception of the presentation of the Chinese joint ventures, which will be presented under the equity method.
                                   ii. Annual audited financial statements for
                                      the Chinese joint ventures prepared in
                                      accordance with The Peoples Republic of
                                      China GAAP.
                                   iii. Annual reconcilement of the PRC GAAP
                                      statements to the equity investments line in the U.S. statements.
                                   iv. Annual internally prepared (unaudited)
                                      consolidating financial statements of
                                      Borrower and it majority owned domestic
                                      and foreign owned subsidiaries.
                                o An annual forecast including balance sheet, income statement, and statement of cash flows with in 30 days following each fiscal year end;

                                o Monthly borrowing base certificates within 10 days from the end of each month in the event that a borrowing base is required; and

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General Bearing Corporation                                     Transaction Team
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                                o  Annual submission of signed and dated
                                   personal financial statements by Seymour
                                   Gussack and David Gussack as long as the Limited Personal Guarantees are required.
                                o Other financial reports as the Agent may reasonably request.

Conditions Precedent to
Borrowing:                      Customary for transactions of this nature,
                                including but not limited to:

                                o  Submission of signed and satisfactorily
                                   reviewed dated personal financial statements on KeyBank's standard form, by Seymour Gussack and David Gussack.
                                o  Receipt and Satisfactory Review of the
                                   required Field Examination by the Lender;
                                o Additional Due Diligence Satisfactory to the Lender;
                                o  Absence of Default;
                                o  Absence of Material Adverse Change;
                                o  Accuracy of Representations & Warranties; and
                                o  Negotiation & Execution of Satisfactory
                                   Closing Documents.

Covenants:                      Customary for transactions of this nature,
                                including but not limited to:

                                o Maximum Consolidated Funded Debt Ratio: The Borrower shall not permit the ratio of Domestic Total Funded Debt (including outstanding letters of credit) to rolling four (4) quarter Domestic EBITDA to exceed 4.75x effective 9/30/04, stepping down to 4.00x effective 12/31/04, 3.25x effective 12/31/05 and, to 3.00x effective 6/30/06 and thereafter.
                                o  Minimum Adjusted Fixed Charge Coverage Ratio:
                                   The Borrower shall maintain a minimum ratio of rolling four (4) quarter Adjusted EBITDA to rolling four (4) quarter Domestic Fixed Charges of 1.20x at all times.
                                o Minimum Consolidated Net Income: The Borrower shall not permit the net income from non-U.S. operations and foreign subsidiaries to be less than $1.00 on a rolling four quarter basis.
                                o Minimum Tangible Net Worth: The Borrower shall have a Minimum Tangible Net Worth of an amount to be determined, prior to closing. The Minimum Tangible Net Worth requirement will increase by 25% of Net Income at the end of each Fiscal Year.

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General Bearing Corporation                                     Transaction Team
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                                o  Maximum Annual Capital Expenditures: The
                                   Borrower shall not permit Capital
                                   Expenditures for any fiscal year to exceed
                                   $1,500,000. In the event that the Borrower does not incur Capital Expenditures totaling up to $1,500,000 in the previous fiscal year, the Borrower may carry-over up to $750,000 of the prior year's remaining permitted Capital Expenditure amount into the current fiscal year.
                                o  Maximum Investements In and Advances To
                                   Affiliates: The Borrower shall not permit investments in and advances to affiliates to exceed $2,000,000 in any fiscal year. Compliance with all covenants, both before and after giving effect to all investments and advances, shall be required.
                                o Permitted Acquisitions: The Borrower will not be permitted to make acquisitions with out the prior written consent of the Lender.

                                All covenants will be calculated quarterly based upon the domestic financial statements of the Borrower and General Ball and Roller (combined).

Other Covenants:                Customary in transactions of the nature and
                                subject to materiality provisions where
                                appropriate, including but not limited to:

                                o  Limitations on investments and advances.
                                o  Limitations on liens.
                                o  Limitations on other indebtedness.
                                o  Limitations on capital distributions.
                                o  Limitations on mergers and sale of assets.

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General Bearing Corporation                                     Transaction Team
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Covenant Definitions:           Adjusted EBITDA shall be defined as earnings
                                before interest, taxes, depreciation, and amortization of the Borrower plus cash dividends from foreign investments and return of investments and advances from foreign affiliates minus investments in and advanced to affiliates. All non-cash gains and losses, as well as extraordinary income, shall be excluded from the definition of Adjusted EBITDA.

                                Domestic EBITDA shall be defined as earnings before interest, taxes, depreciation, and amortization of the Borrower. All non-cash gains and losses, as well as extraordinary income, shall be excluded from the definition of Domestic EBITDA.

                                Domestic Fixed Charges shall be defined as the sum of the Borrower's principal payments, interest expense, cash taxes, capital expenditures, and capital distributions.

                                Domestic Funded Debt shall be defined as the sum of the Borrower's total debt, as evidenced by notes, and shall include letters of credit.

                                Tangible Net Worth shall be defined as the Borrower's Net Worth, minus intangible assets, investments in affiliates, and advances to affiliates.

Events of Default:              Customary for transactions of this nature,
                                including but not limited to:

                                o  Failure to pay any principal under the
                                   Facility when due;
                                o  Failure to pay any interest or fees within
                                   five (5) business days of the due date;
                                o  Failure to remain in compliance with the
                                   monthly borrowing base formula;
                                o  Defaults in the payment of principal,
                                   interest and/or fees on other debt
                                   instruments;
                                o  Violations of covenants;
                                o  ERISA Termination;
                                o  Material Adverse Change;
                                o  Cross Default; and
                                o  Change of Control.

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Remedies:                       Customary for transactions of this nature.

Assignments and Participants:   The Borrower may not assign its rights or
                                obligations under the Facility without the prior written consent of the Lender. The Lender may at any time assign or participate its rights and obligations under the Facilities in an agreed upon minimum amounts, and subject to approval of the Borrower, which approval shall not be unreasonably withheld. The Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Facility and will relieve the assigning
                                Lender of its obligations with respect to the assigned portion of the commitment.

Expenses and Indemnifications:  All third-party filing fees will be paid by the
                                Borrower. All costs, expenses and charges incurred by the Lender will be reimbursed by the Borrower. All charges of external legal counsel for the Lender will be for the account of the Borrower and will not be limited. In addition, the Borrower agrees to indemnify the Lender and its directors, officers, employees and agents from, and hold each harmless against, any and all losses, liabilities, claims, damages or expenses incurred, except by reason of gross negligence or willful misconduct of the Lender.

Counsel for KeyBank:            Emmet, Marvin & Martin, LLP

Governing Law:                  State of New York.

Proposal Expiration Date:       July 30, 2004

Corporate Lending

        Rich Kulbieda, Senior Vice President                        914-681-8302
        Fax Number                                                  914-681-8350

        Joe Markey, Senior Vice President                           914-681-8301
        Fax Number                                                  914-681-8350

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General Bearing Corporation                                     Transaction Team
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Credit Administration

        Karl Grunawalt, Executive Vice President                    216-689-4356
        Fax Number                                                  216-689-3866

        Scott Foye, Senior Vice President                           216-689-1793
        Fax Number                                                  216-689-4555

        Peter Dumas, Senior Vice President                          845-563-5194
        Fax Number                                                  845-563-5203